SCHEDULE OF EQUIPMENT LEASES AND CONTRACTS


1. Sierra Development Company, d.b.a. Club Cal-Neva

     - Grants space lease to operate a race and sports book.
     - Lease agreement expires January 31, 2004 and negotiations are ongoing regarding renewal.

2. Biggest Little Investments, L.P.

     - Sierra Marketplace.
     - Office and storage space located at Sierra Marketplace Shopping
       Center.
     - Original lease dated March 1992 with several amendments. Current amendment expires April 2004.










































                               SCHEDULE 4.16